Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 1 TO THE

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 to the AGREEMENT AND PLAN OF MERGER, is made and entered into as of August 20, 2014 (this “Amendment”), by and among Media General, Inc., a Virginia corporation (“Mercury”), Mercury New Holdco, Inc., a Virginia corporation and a direct, wholly owned subsidiary of Mercury (“New Holdco”), Mercury Merger Sub 1, Inc., a Virginia corporation and a direct, wholly owned subsidiary of New Holdco (“Merger Sub 1”), Mercury Merger Sub 2, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of New Holdco (“Merger Sub 2”), and LIN Media LLC, a Delaware limited liability company (“Lares”). Each of Mercury, New Holdco, Merger Sub 1, Merger Sub 2, and Lares may be referred to herein as a “party” and collectively as the “parties.”

W I T N E S S E T H:

WHEREAS, the parties entered into that certain Agreement and Plan of Merger, dated as of March 21, 2014 (the “Merger Agreement”);

WHEREAS, the Merger Agreement, pursuant to Section 8.4 thereof, may be amended by written agreement of Mercury and Lares;

WHEREAS, the parties desire to amend the Merger Agreement in order to reflect certain additional understandings reached among the parties;

WHEREAS, the Lares Board has unanimously (a) (after consultation with its outside legal counsel and its financial advisor) determined that the Merger Agreement (as amended by this Amendment) and the transactions contemplated thereby, including the Second Merger, are consistent with, and will further the business strategies and goals of Lares and are advisable, fair to, and in the best interests of, Lares and the Lares Shareholders, (b) approved and declared advisable the Merger Agreement (as amended by this Amendment) and the transactions contemplated thereby, including the Second Merger, and (c) subject to the terms and conditions of Section 6.10 of the Merger Agreement, recommended that the Lares Shareholders vote to adopt the Merger Agreement (as amended by this Amendment); and

WHEREAS, the Mercury Board has unanimously (a) (after consultation with its outside legal counsel and its financial advisor) determined that the Merger Agreement (as amended by this Amendment), the Mercury Charter Amendment, the Plan of Merger, and the transactions contemplated thereby, including the Mergers and the New Holdco Share Issuance, are consistent with, and will further the business strategies and goals of Mercury and are advisable, fair to, and in the best interests of, Mercury and the Mercury Shareholders, (b) approved and adopted the Merger Agreement (as amended by this Amendment), the Mercury Charter Amendment, the Plan of Merger and the transactions contemplated thereby, including the Mergers and the New Holdco Share Issuance, and (c) subject to the terms and conditions of Section 6.11 of the Merger Agreement, recommended that the holders of shares of Mercury Voting Common Stock vote to approve the Mercury Charter Amendment and the New Holdco Share Issuance.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Mercury and Lares agree as follows:

Section 1. Interpretation. This Amendment is made and delivered pursuant to the Merger Agreement. Except as otherwise provided herein, capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Merger Agreement.

Section 2. Amendments to the Merger Agreement.

Section 2.1     Change of Consideration.

(a)     The reference to “$27.82” in Section 2.2(a)(i)(A) of the Merger Agreement is hereby replaced by a reference to “$25.97”.

(b)     The reference to “1.5762” in Section 2.2(a)(i)(B) of the Merger Agreement is hereby replaced by a reference to “1.4714”.

(c)     The reference to “27,426,312” in Section 2.2(b) of the Merger Agreement is hereby replaced by a reference to “29,380,053”.

Section 2.2      Election Form.

(a)     Section 2.3(a) of the Merger Agreement is hereby amended by adding the following as the last sentence thereof:

“Mercury shall prepare an amended Election Form, which shall be reasonably acceptable to Lares, to reflect any amendments to this Agreement that require corresponding changes to the Election Form.”

Section 2.3      Shareholder Meeting.

(a)     The first sentence of Section 6.2(a) of the Merger Agreement is hereby amended and restated to read as follows:

“As promptly as practicable following the effectiveness of the Form S-4 (subject to any extension reasonably necessary to comply with applicable Law, including amending any disclosure document to be delivered to holders of Lares Common Shares or Mercury Common Stock in connection with the Amendment or otherwise acting to address any oral or written comments made by the SEC), Mercury shall, in consultation with Lares, in accordance with applicable Law and the Mercury Organizational Documents, (i) establish a record date for, duly call and give notice of a meeting of the holders of Mercury Voting Common Stock (the “Mercury Shareholder Meeting”) at which meeting Mercury shall seek the Required Mercury Vote, which record date shall be no later than ten (10) days after the date on which the Form S-4 is declared effective under the Securities Act, and (ii) convene and hold the Mercury Shareholder Meeting.”

(b)     The first sentence of Section 6.2(b) of the Merger Agreement is hereby amended and restated to read as follows:

“As promptly as practicable following the effectiveness of the Form S-4 (subject to any extension reasonably necessary to comply with the DLLCA, the Lares LLC Agreement and applicable Law, including amending any disclosure document to be delivered to holders of Lares Common Shares or Mercury Common Stock in connection with the Amendment or otherwise acting to address any oral or written comments made by the SEC), Lares shall, in consultation with Mercury, in accordance with applicable Law and the Lares LLC Agreement, (i) establish a record date for, duly call and give notice of a meeting of the holders of Lares Common Shares (the “Lares Shareholder Meeting”) at which meeting Lares shall seek the Required Lares Vote, which record date shall be no later than ten (10) days after the date on which the Form S-4 is declared effective under the Securities Act, and (ii) convene and hold the Lares Shareholder Meeting.”

(c)     The following is hereby added as a new Section 6.2(d) of the Merger Agreement:

“(d)     Unless otherwise agreed to by Mercury and Lares, the Mercury Shareholder Meeting shall be convened on August 20, 2014, and, without conducting any business, shall be adjourned until 11:00 a.m. eastern time on October 6, 2014 (subject to any adjournment or postponement thereof in accordance with Section 6.2(a)), which new date, time and place shall be announced at the Mercury Shareholder Meeting before adjournment. Unless otherwise agreed to by Mercury and Lares, the Lares Shareholder Meeting shall be convened on August 20, 2014, and, without conducting any business, shall be adjourned until 9:00 a.m. eastern time on October 6, 2014 (subject to any adjournment or postponement thereof in accordance with Section 6.2(b)), which new date, time and place shall be announced at the Lares Shareholder Meeting before adjournment.”    Unless otherwise agreed to by Mercury and Lares, the record date for the Mercury Shareholder Meeting and the Lares Shareholder Meeting shall continue to be July 18, 2014 (subject to any change required by applicable Law, the Mercury Organizational Documents or the Lares LLC Agreement, as applicable or to address any oral or written comments made by the SEC).

Section 2.4     Appropriate Action; Consents; Filings.

(a)     Schedule 6.3(a) of the Lares Disclosure Schedule is hereby amended and restated to read in its entirety as set forth on Schedule 6.3(a) delivered herewith.

(b)     The last sentence of Section 6.3(a) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

"New Holdco, Mercury and Lares agree that the foregoing shall require the parties to effect the Regulatory Divestitures contemplated by Section 6.3(a) of the Lares Disclosure Schedule (as amended)."

(c)     Clause (i) of the first sentence of Section 6.3(d) is hereby amended and restated to read in its entirety as follows:

"(i) require, or be construed to require, New Holdco, Mercury, Lares or any of their Subsidiaries to take, or agree to take, any Regulatory Action other than the Regulatory Divestitures contemplated by Schedule 6.3(a) of the Lares Disclosure Schedule (as amended)”

(d)     Section 6.3(e) of the Merger Agreement is hereby amended and restated to read as follows:

“[Reserved]”

Section 2.5      Closing Conditions.

(a)     Section 7.2(c) of the Merger Agreement is hereby amended by inserting the following new sentence at the end thereof:

“For the avoidance of doubt, the parties acknowledge and agree that (i) the failure of Lares and its affiliates to renew the CBS network affiliation agreement related to WISH-TV, located in Indianapolis, Indiana, and the related effects therefrom on the business, financial condition and/or results of operations of Lares and its Subsidiaries, and (ii) any changes in programming and retransmission fees in connection with the renewal of any network affiliation agreements that otherwise expire on or prior to December 31, 2014, to the extent such changes are consistent with the most recent projections for Lares provided to Mercury on August 18, 2014, which changes the parties acknowledge are industry changes, shall not be taken into account in determining whether the condition set forth in Section 7.2(a) or in this Section 7.2(c) has been satisfied.”

(b)     Schedule 7.2(d) of the Lares Disclosure Schedule is hereby amended and restated to eliminate Item 24 therefrom.

(c)     Section 7.3(c) of the Merger Agreement is hereby amended by inserting the following new sentence at the end thereof:

“For the avoidance of doubt, the parties acknowledge and agree any changes in programming and retransmission fees in connection with the renewal of any network affiliation agreements that otherwise expire on or prior to December 31, 2014, to the extent such changes are consistent with the most recent projections for Mercury provided to Lares on August 17, 2014, which changes the parties acknowledge are industry changes, shall not be taken into account in determining whether the condition set forth in Section 7.3(a) or in this Section 7.3(c) has been satisfied.”

Section 2.6     Termination Right. Section 8.1 of the Merger Agreement is hereby amended by deleting clause (i) in its entirety.

Section 2.7     Definitions. Section 9.3 of the Merger Agreement is hereby amended by deleting the defined term “Net Lost Annual BCF” in its entirety.

Section 3. Supplement to the Joint Proxy Statement/Prospectus. As promptly as practicable after the date of this Amendment (but in no event later than September 15, 2014), Mercury and Lares shall jointly prepare, file with the SEC, and mail to their respective shareholders a supplement to the Joint Proxy Statement/Prospectus containing a notice of the date, time and place at which the Mercury Shareholder Meeting and the LIN Shareholder Meeting will be reconvened, disclosing the matters that are the subject of this Amendment, together with any other related disclosures (new or amended) that are necessary or appropriate to reflect such matters and are otherwise required by applicable Law (including Section 262 of the DGCL). Each of Mercury and Lares shall otherwise comply with (i) the provisions set forth in Section 6.1 of the Merger Agreement with respect to the Joint Proxy Statement/Prospectus and (ii) any other related disclosures (new or amended) that are necessary or appropriate to reflect such matters and are otherwise required by applicable Law.

Section 4. Representations and Warranties.

Section 4.1     Additional Representations of Mercury.

(a)     Mercury has the requisite corporate power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby. The execution and delivery of this Amendment have been duly and validly authorized by the Mercury Board. This Amendment has been duly and validly executed and delivered by Mercury and (assuming due authorization, execution and delivery by Lares) constitutes the valid and binding obligation of Mercury, enforceable against Mercury in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies).

(b)     Mercury hereby represents and warrants to Lares that the Mercury Board has received the opinion of RBC, to the effect that, as of the date of the Amendment and subject to the assumptions and limitations set forth in such opinion, the Mercury Exchange Ratio in the First Merger pursuant to the Agreement (as amended by this Amendment) is fair, from a financial point of view, to holders of Mercury Common Stock. Mercury will, following the execution of this Amendment, make available to Lares, solely for informational purposes, a signed copy of such opinion.

Section 4.2     Additional Representations of Lares.

(a)     Lares has the requisite limited liability company power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby. The execution and delivery of this Amendment have been duly and validly authorized by the Lares Board. This Amendment has been duly and validly executed and delivered by Lares and (assuming due authorization, execution and delivery by Mercury) constitutes the valid and binding obligation of Lares, enforceable against Lares in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies).

(b)     Lares hereby represents and warrants to Mercury that the Lares Board has received the opinion of JPM, to the effect that, as of the date of the Amendment and subject to the assumptions, qualifications and limitations set forth in such opinion, the Merger Consideration to be received by the holders of Lares Common Shares (other than Lares Cancelled Shares and Lares Dissenting Shares) in the Second Merger pursuant to the Agreement (as amended by this Amendment) is fair, from a financial point of view, to such holders. Lares will, following the execution of the Amendment, make available to Mercury, solely for informational purposes, a signed copy of such opinion.

Section 5. Miscellaneous.

Section 5.1     Entire Agreement; Full Force and Effect. Except to the extent specifically amended herein or supplemented hereby, the Merger Agreement remains unchanged and in full force and effect, and this Amendment will be governed by and subject to the terms of the Merger Agreement, as amended by this Amendment. The Merger Agreement (including the documents and the instruments referred to therein), as amended by this Amendment, constitutes the entire agreement among the parties hereto, and (except with respect to the Confidentiality Agreement) supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter of the Merger Agreement. From and after the date of this Amendment, each reference in the Merger Agreement to “this Agreement”, “hereof”, “hereunder”, “herein” or words of like import, and all references to the Merger Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than this Amendment or as otherwise expressly provided) will be deemed to mean the Merger Agreement, as amended by this Amendment, whether or not this Amendment is expressly referenced.

Section 5.2     Governing Law. This Amendment and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Amendment or the negotiation, execution or performance of this Amendment (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Amendment or as an inducement to enter into this Agreement) shall be governed and construed in accordance with the internal Laws of the Commonwealth of Virginia applicable to contracts made and wholly performed within such Commonwealth, without regard to any applicable conflicts of law principles that would result in the application of the Laws of any other jurisdiction, except to the extent that mandatory provisions of the DLLCA or, by operation of the Lares LLC Agreement, mandatory provisions of the DGCL, govern.

Section 5.3     Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, Mercury and Lares have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

MEDIA GENERAL, INC.

By:	/s/ James F. Woodward
Name: James F. Woodward
Title: Senior Vice President and Chief Financial Officer

MERCURY NEW HOLDCO, INC.

By:	/s/ James F. Woodward
Name: James F. Woodward
Title: Treasurer

MERCURY MERGER SUB 1, INC.

By:	/s/ James F. Woodward
Name: James F. Woodward
Title: Treasurer

MERCURY MERGER SUB 2, LLC

By:	/s/ James F. Woodward
Name: James F. Woodward
Title: Treasurer

LIN MEDIA LLC

By:	/s/ Vincent L. Sadusky
Name: Vincent Sadusky
Title: President and Chief Executive Officer

Signature Page to Amendment No. 1 to Merger Agreement